Gryphon’s First Quarter Fiscal 2008 Financial Results

August 15, 2007: Gryphon Gold Corporation (GGN:TSX / GYPH:OTC.BB) (the "Company") reported a fiscal first quarter loss of $2,227,000, or $0.05 per share compared to a loss of $2,000,000, or $0.05 per share, during the three months ended June 30, 2006, on greater shares outstanding.

Exploration expenses during the quarter ended June 30, 2007 were $1,478,472 or 64% of total expenses during the period, compared to $1,253,515 or 60% of total expenses for the quarter ended June 30, 2006. The increase in exploration spending was related to the expansion of the Company’s exploration drilling program compared to the quarter ended June 30, 2006. During the quarter, the Company drilled a total of 16 holes, with 4 holes drilled in the existing Graben zone, 7 holes drilled to test the western extension of the Graben zone and 5 drill holes were drilled in the Central Pediment, northwest of the Graben sulphide gold deposit. At June 30, 2007, the company had drilled 30 of the 72-holes and expended $2.3 million of the planned $4.5 million 2007 exploration program . The program is expected to be complete by the quarter ended December 31, 2007.

General administration, salaries, travel and consulting related expenses for the quarter ended June 30, 2007 totaled $733,876 or 32% of total expenses during the period, compared to $769,312 or 37% of total expenses for the prior years comparable quarter. The Company recognized non-cash stock based compensation expense totaling $187,921 ($24,373 for the quarter ended June 30, 2006). During the year ended March 31, 2007, the Company closed its Lakewood, Colorado office which reduced its general administration, salary and travel costs.

Interest income earned from cash deposits was $74,139 for the quarter ended June 30, 2007 compared to $92,427 in the prior years comparable quarter, due to higher cash balances held in interest bearing bank accounts during the quarter ended June 30, 2006. On August 3, 2007, the Company closed a private placement of 5 million units at Cdn$0.80 per unit (each unit consisted of one common share and a warrant to purchase an additional common share) and raised approximately Cdn$3,820,000, net of fees. Cash on hand as at August 13, 2007, was approximately $7.7 million and 52.5 million common shares were outstanding.

Gryphon Gold is a Nevada incorporated company acquiring, exploring and developing gold resources in North America. Gryphon’s principal gold resource is the 1.8 million1 ounce Borealis gold resource located in the Walker Lane gold belt of western Nevada. The Nevada Eagle acquisition, which is expected to close in the quarter ended September 30, 2007, will provide Gryphon with 54 additional highly prospective gold properties covering over 70 square miles of some of the most desirable gold trends in Nevada.

Full financial statements and securities filings are available on our website: www.gryphongold.com and www.sec.gov or www.sedar.com. For further information contact: Tony Ker, Chief Executive Officer, by phone: 604-261-2229, or email at tker@gryphongold.com or Michelle/Larry Roth of Roth Investor Relations, Inc. at 732-792-2200

1 CIM-compliant 0.5 million Measured, 0.7 million Indicated and 0.6 million Inferred ounces of gold resource

This press release contains "forward-looking statements" which may include, but is not limited to, statements with respect to the expected completion of the Company’s exploration program, the Company’s future expenditure of available capital, the proposed acquisition of Nevada Eagle Resources LLC, resource calculations and estimates, and the Company’s other plans, projections, estimates and expectations. Such forward-looking statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including, the risks and uncertainties outlined in our most recent financial statements and reports and registration statement filed with the SEC(available at www.sec.gov) and with Canadian securities administrators(available at www.sedar.com). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. We do not undertake to update forward-looking statements.

The Borealis property is described in the technical report dated August 15, 2006 and revised January 11, 2007 titled Technical Report on the Mineral Resources of the Borealis Gold Project Located in Mineral County, Nevada, U.S.A. and prepared in accordance with National Instrument 43-101 of the Canadian Securities Administrators. The technical report describes the exploration history, geology and style of gold mineralization at the Borealis property. Sample preparation, analytical techniques, laboratories used and quality assurance-quality control protocols used during the drilling programs at the Borealis property site are the same as, or similar to, those described in the technical report.

All mineral resources have been estimated in accordance with the definition standards on mineral resources and mineral reserves of the Canadian Institute of Mining, Metallurgy and Petroleum referred to in National Instrument 43-101, commonly referred to as NI 43-101. U.S. reporting requirements for disclosure of mineral properties are governed by the United States Securities and Exchange Commission (SEC) Industry Guide 7. NI 43-101 and Guide 7 standards are substantially different. This press release uses the terms "mineral resource," "measured mineral resource," "indicated mineral resource" and "inferred mineral resource" . We advise investors that these terms are defined in and required to be disclosed by NI 43-101; however, these terms are not defined terms under Guide 7 and are normally not permitted to be used in reports and registration statements filed with the SEC. Investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into reserves. "Inferred mineral resources" have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of feasibility or pre-feasibility studies, except in rare cases. Investors are cautioned not to assume that all or any part of an inferred mineral resource exists or is economically or legally mineable. Disclosure of "contained ounces" in a resource is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report mineralization that does not constitute "reserves" by SEC standards as in place tonnage and grade without reference to unit measures.